Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

FIRM / AFFILIATE OFFICES
	Barcelona	Moscow
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
May 9, 2017	Chicago	Riyadh
	Dubai	Rome
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
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Milan

Antero Midstream GP LP

1615 Wynkoop Street

Denver, Colorado 80202

(303) 357-7310

Re:                             Initial Public Offering of Common Shares of Antero Midstream GP LP

Ladies and Gentlemen:

We have acted as special counsel to Antero Midstream GP LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed issuance of up to 930,851 common shares representing limited partner interests in the Partnership (the “Common Shares”), issuable under the Antero Midstream GP LP 2017 Long-Term Incentive Plan (the “Plan”). The Common Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 9, 2017 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Common Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Common Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipient, and have been

May 9, 2017

issued by the Partnership against payment therefor in the circumstances contemplated by the Plan, assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary limited partnership action and duly granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issuance and sale of the Common Shares will have been duly authorized by all necessary limited partnership action of the Partnership, and the Common Shares will be validly issued and, under the Delaware Act, recipients of the Common Shares will have no obligation to make further payments for their receipt of Common Shares or contributions to the Partnership solely by reason of their ownership of Common Shares or their status as limited partners of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP